 EXHIBIT 99.1

Hallador Energy Company Reports First Quarter 2021 Financial and Operating Results

TERRE HAUTE, Ind., May 3, 2021 -- Hallador Energy Company (NASDAQ – HNRG) today reported net loss of $1.0 million, ($.03) per share, adjusted EBITDA of $11.4 million.

Brent Bilsland, President and Chief Executive Officer, stated, "We are pleased that our cost structure was dramatically lower in the 1st quarter of 2021.  This increased productivity has yet to be turned into cash as shipments were interrupted due to the coldest February in 30 years.  Though the cold weather has delayed our cash flow, it has led to continued improvements in market conditions which allowed us to increase our sales by 400,000 tons for the year."

●	Q1 2021 production costs were $28.88/ton, significantly lower than Q4 2020 costs of $33.87 and Q1 2020 costs of $31.67.

○	Oaktown costs were $27.21 for Q1 2021 and $29.92 for Q1 2020.

■	Shipments were an anemic 1.2 million tons in Q1, due to transportation delays caused by severe weather. Thus, ~180,000 tons of Q1 shipments will now be delivered during the 2nd and 3rd quarter of this year.

■	Increased productivity coupled with shipment delays caused coal inventory to rise which will be needed to meet increased shipments for the balance of the year.

●	Hallador generated $5.4 million in Adjusted Free Cash Flow during the quarter.

○	As of March 31, 2021, our bank debt was $136.1 million, bringing our liquidity to $27.9 million and our leverage ratio to 2.78X, well within our covenant of 3.25X.

●	Solid Sales Position Through 2022

○	We added ~400,000 contracted tons to our position during the quarter and expect to add additional tons later in the year as markets recover and gas prices continue to increase.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2021 (Q2 - Q4)	4.5	$39.25
2022	5.1	$39.35
	9.6

* Contracted tons are subject to adjustment in instances of force majeure and exercise of customer options to either take additional tons or reduce tonnage if such option exists in the customer contract.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended
	March 31,
	2021	2020
Net loss	$(1,032)	$(3,660)
Total Revenues	$46,695	$62,483
Tons Sold	1,174	1,526
Average Price per Ton	$39.08	$40.58
Bank Debt	$136,050	$168,050
Operating Cash Flow	$2,973	$16,256
Adjusted EBITDA*	$11,419	$13,899
Adjusted Free Cash Flow **	$5,370	$6,813

*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.
**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP "net income" to non-GAAP "adjusted EBITDA" (in thousands).

	Three Months Ended
	March 31,
	2021	2020
Net loss	$(1,032)	$(3,660)
Income tax benefit	(1,729)	(2,176)
Loss from Hourglass Sands	80	78
Income from equity method investments	—	(55)
Depreciation, depletion and amortization	10,307	10,623
Asset retirement obligations accretion	363	333
Gain on marketable securities	—	(14)
Interest Expense	1,898	5,714
Other amortization	1,489	1,426
Change in fair value of fuel hedges	(239)	1,311
Stock-based compensation	282	319
Adjusted EBITDA	$11,419	$13,899

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Three Months Ended
	March 31,
	2021	2020
Net loss	$(1,032)	$(3,660)
Income from equity method investments	—	(55)
Deferred income tax benefit	(1,729)	(1,652)
Depreciation, depletion and amortization	10,307	10,627
Asset retirement obligations accretion	363	333
Deferred financing costs amortization	611	467
Change in fair value of interest rate swaps	(848)	2,593
Change in fair value of fuel hedges	(239)	1,311
Maintenance capex	(2,343)	(3,470)
Stock-based compensation less taxes paid	280	319
Adjusted Free Cash Flow	$5,370	$6,813

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, May 4, 2021 at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:  Toll-free (888) 347-5317; Canadian Callers Toll-free (855) 669-9657; Conference ID #: Hallador Energy Company HNRG Call.

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 0155565.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504